EXHIBIT NUMBER 99.1




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                             N E W S     R E L E A S E

contact:  Suzy W. Taylor
          (713) 852-1810


                 FIRSTCITY FINANCIAL OBTAINS WAIVERS OF DEFAULTS
                  ANNOUNCES EXPECTATIONS ON HARBOR SUBSIDIARIES

         WACO, TEXAS SEPTEMBER 15, 1999... FirstCity Financial Corporation today announced that it has reached an agreement with the lenders under its working capital revolving line of credit ("Revolving Lenders") that waives existing and future defaults arising from defaults by its conventional mortgage subsidiaries (Harbor Financial Mortgage Corporation, its subsidiary, New America Financial, Inc. and its parent, FirstCity Financial Mortgage Corporation, the "Mortgage Subsidiaries"). The working capital revolving line of credit was extended and renewed in the amount of $93 million on August 11, 1999. The renewed facility includes a sub-line for FirstCity Consumer Lending Corporation ("Consumer") and matures on June 30, 2000.

         The Company and its credit enhancement provider on the Consumer residual assets and Consumer warehouse facility entered into extension agreements providing for the waiver of the trigger and termination events under those facilities until October 15, 1999. The trigger and termination events resulted from the losses occurring at the Company's Mortgage Subsidiaries that caused the Company to fail to meet certain net worth and liquidity covenants under the agreement. The extension agreements between Consumer, the credit enhancement provider and Consumer's lenders provide for continued funding of Consumer during the extension period through October 15, 1999. Consumer and the Company are in negotiations to obtain alternative borrowing facilities for Consumer and its subsidiaries.

         The Company disclosed in its Form 10-Q for the period ended June 30, 1999, that certain defaults relating to net worth and liquidity covenants existed under a $4.3 million credit facility secured by certain automobile residual assets. These defaults were waived by the lender in connection with an additional extension of credit, which refinanced certain automobile residual assets previously financed under a repurchase agreement with another lender.

         The Mortgage Subsidiaries remain in default under their agreements with the mortgage warehouse lenders and other credit providers. The mortgage warehouse lenders continue to provide funding on a day-to-day basis, but the lenders have not waived any of the defaults under the credit agreements. Pursuant to the waivers provided by the Revolving Lenders, the defaults at the Mortgage Subsidiaries will not constitute a default under the Company's revolving line of credit.

         The Mortgage Subsidiaries are engaged in negotiations with possible purchasers for the sale of certain assets and operations of New America Financial, Inc. As a result of the significant decline in value of the offers for purchase of those assets and operations, as well as the expected costs and

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losses arising from the liquidation of the remaining assets and operations of the Mortgage Subsidiaries, the Company believes that it is unlikely that it will recover any of its investment in the Mortgage Subsidiaries, which at June 30,1999, was $50.5 million. While the discussions concerning the sale of assets and operations of New America Financial, Inc. continue, there can be no assurance that any transaction will result from these discussions.

         The Company also announced that Rick R. Hagelstein, Thomas E. Smith and Buddy L. Terrell, members of its Board of Directors have resigned. Mr. Hagelstein has also resigned from his positions as Executive Vice President and Executive Committee member with the parent company, FirstCity Financial, where he has served since July 1995. Mr. Hagelstein will continue as chairman and director of the Mortgage Subsidiaries, where he has served since August of 1998. Mr. Smith became a director in June of 1997 and Mr. Terrell has served on the Board since April of 1999. Mr. Terrell also has resigned as officer and director of the Mortgage Subsidiaries.

         Due to liquidity constraints, the Company believes that payment of the quarterly dividends on its preferred stock due on October 15, 1999 will be postponed. Currently the Company has 1.2 million shares of preferred stock outstanding. The shares have a redemption value of $21 per share and carry a quarterly dividend rate of $.525 per share. Dividends on the preferred stock are cumulative. The Company believes that payment of this dividend will be made once the Company's liquidity constraints are resolved.

         Certain statements in this press release including, but not limited to, statements relating to the Company's strategic objectives and future performance, which are not historical fact, may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future, results, performance or achievements, and may contain the words "expect", "intend", "plan", "estimate", "believe", "will be", "will continue", "will likely result", and similar expressions. Such statements inherently are subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. There are many important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the impact of certain covenants in loan agreements of the Company and its subsidiaries; the degree to which the Company is leveraged; its need for financing; the continued availability of the Company's credit facilities; capital markets conditions, including the markets for asset-backed securities and commercial mortgage-backed securities; the performance of the Company's subsidiaries and affiliates; factors more fully discussed and identified under Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations, risk factors and other risks identified in the Company's current report on Form 10-K, filed March 31, 1999 and other Securities and Exchange Commission filings. Many of these factors are beyond the Company's control. In addition, it should be noted that past financial and operational performance of the Company is not necessarily indicative of future financial and operational performance. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements. The forward-looking statements in this release speak only as of the


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date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

         FirstCity is a diversified financial services company with operations dedicated to mortgage lending, portfolio asset acquisition and resolution and consumer lending with offices in the US and with affiliate organizations in France, Japan and Mexico. Its common (FCFC) and preferred (FCFCO) stocks are listed on the NASDAQ National Market System.









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